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                                                                    EXHIBIT 12.1
                                                                     PAGE 1 OF 1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (IN MILLION, EXCEPT RATIO AMOUNTS)

                                                        FISCAL YEAR
                                                  ----------------------------
                                                  1996  1995  1994  1993  1992
                                                  ----  ----  ----  ----  ----
Income (loss) from operations before income
taxes............................................ $ (8) $(75) $(16) $(65) $(80)
Add (deduct)
  Fixed charges..................................  285   206   184   157   172
  Capitalized interest...........................   (3)   (5)  (10)   (8)  (11)
  Amortization of capitalized interest...........    7     6     8     5     5
  Net losses related to certain 50% or less owned
  affiliate......................................    1     2     5    22    19
  Minority interest in consolidated affiliates...    6     2     1     1     1
                                                  ----  ----  ----  ----  ----
Adjusted earnings................................ $288  $136  $172  $112  $106
                                                  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and amortization of
  deferred financing costs....................... $239  $178  $165  $147  $161
  Dividends on Convertible Preferred Securities
  of subsidiary trust............................    3   --    --    --    --
  Portion of rents representative of the interest
  factor.........................................   33    17    11     2     2
  Debt service guarantee interest expense of
  unconsolidated affiliates......................   10    11     8     8     9
                                                  ----  ----  ----  ----  ----
Total fixed charges.............................. $285  $206  $184  $157  $172
                                                  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges............... 1.01   .66   .93   .71   .62
                                                  ====  ====  ====  ====  ====
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